Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions of “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, dated March 3, 2023, and included in this Registration Statement (Form N-2) of DNP Select Income Fund Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 15, 2022, with respect to the financial statements and financial highlights of DNP Select Income Fund Inc. included in the Annual Report to Shareholders (Form N-CSR/A) for the year ended October 31, 2022, into the Statement of Additional Information in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

March 3, 2023